CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Globe Life Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Amount to be Registered	Fee Calculation Rule	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value	3,300,000(1)	457(c) and (h)(2)	$112.18(2)	$370,194,000(2)	0.0001102	$40,795.38

(1) Amount to be registered consists of 3,300,000 additional shares of Registrant’s Common Stock, $1.00 par value per share (the “Common Stock”), to be issued pursuant to the grant or exercise of awards to participants under the Globe Life Inc. 2018 Incentive Plan, as amended (the “2018 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2018 Plan.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 19, 2023.